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Exhibit 99

                                                                 PR NEWSWIRE

           NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES NET INCOME
             AND RESULTS FOR THE FIRST QUARTER OF FISCAL 2013

Red Bank, N.J. February 11, 2013 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the first quarter of fiscal 2013 which appear below compared with the first quarter of fiscal 2012.


                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2013   Ended 1/31/2012      Change
                            ---------------   ---------------    ----------
German Royalties Received     $5,795,834         $6,538,261       - 11.36%
Net Income                    $5,473,010         $6,079,264       -  9.97%
Distribution per Unit           $0.59              $0.66          - 10.61%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession.

The decline in total royalty income in the first quarter of fiscal 2013 as compared to the first quarter of fiscal 2012 primarily resulted from a negative adjustment of $424,951 from the fourth quarter of fiscal 2012 that was deducted from royalty income under the Mobil Agreement in the first quarter of fiscal 2013. There was also a decline in sulfur royalties received under the Mobil Agreement of $59,576 in the first quarter of fiscal 2013. These two factors in combination with the decline in gas sales under both the Mobil and OEG Agreements accounted for the decline in the first quarter of fiscal 2013. While gas prices and the average exchange rates under both agreements were higher, they did not completely offset the decline in gas sales.


                            1st Fiscal Qtr.   1st Fiscal Qtr.    Percentage
                            Ended 1/31/2013   Ended 1/31/2012      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               8.897             9.749           -  8.74%
Gas Prices (Ecents/Kwh)(2)      2.9620            2.8563           +  3.70%
Average Exchange Rate (3)       1.3158            1.3017           +  1.08%
Gas Royalties                $3,980,691        $4,159,733          -  4.30%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 27.117            28.187           -  3.80%
Gas Prices (Ecents/Kwh)         3.0363            2.9205           +  3.97%
Average Exchange Rate           1.3083            1.3028           +  0.42%
Gas Royalties                $1,804,401        $1,847,625          -  2.34%



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    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers

Interest income received in the first quarter of fiscal 2013 was $6,923, a decrease from interest income of $10,124 received in the first quarter of fiscal 2012. Trust expenses for the first quarter of fiscal 2013 decreased 29.71% or $139,374 to $329,747 in comparison to $469,121 in the first quarter of fiscal 2012. The reduction in expenses reflects the termination of the Trust's litigation in Germany in May 2012 as well as timing differences in mailing costs associated with the annual meeting. In addition, because this was an alternate year, there were no costs associated with the biennial examination of the operating companies in Germany.

The 2013 Annual Meeting is scheduled to begin at 10:30 A.M. on February 12,
2013.

The previously declared distribution of $0.59 per unit will be paid on February 27, 2013 to owners of record as of February 15, 2013. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.